Exhibit 14.1
                        UNIFIED FINANCIAL SERVICES, INC.

                                 Code of Ethics
                                       For
                             Financial Professionals

                                                                   April 8, 2003

         This Code of Ethics for Financial Professionals applies to the chief executive officer of Unified Financial Services, Inc. ("Unified"), the chief executive officer of each of Unified's subsidiaries and all professionals serving in a finance, accounting, treasury or tax role for Unified or one of its subsidiaries. Unified expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by this Code of Conduct and other policies and procedures adopted by Unified that govern the conduct of its employees, including Unified's Conflicts of Interest Policy and Code of Ethics, as set forth in Unified's Employee Handbook.

         You agree to:

         (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         (b) Avoid conflicts of interest and to disclose to the General Counsel of Unified and the Audit, Nominating and Compensation Committee of the Board of Directors of Unified (the "Committee") any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

         (c) Take all reasonable measures to protect the confidentiality of non-public information about Unified or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information, unless required by applicable law or regulation or legal or regulatory process;

         (d) Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Unified or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Unified or its subsidiaries;

         (e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Unified or its subsidiaries is a member; and

         (f) Promptly report any possible violation of this Code of Ethics to the General Counsel and the Committee.

         You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Unified's or it's subsidiaries independent public auditors for the purpose of rendering the financial statements of Unified or its subsidiaries misleading.
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         You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics also may constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Unified.

         If you have any questions regarding the best course of action in a particular situation, you should promptly contact the General Counsel of Unified. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.



         YOUR PERSONAL COMMITMENT TO THE UNIFIED CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

         I acknowledge that I have received and read the Unified Financial Services, Inc. Code of Ethics for Financial Professionals, dated April 8, 2003, and understand my obligations as an employee to comply with the Code of Ethics.

         I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.


Please sign here: _____________________________      Date:_____________________

Please print your name:________________________


This signed and completed form must be returned to your manager or designated human resources professionals.